STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                    (In thousands, except Earnings per Share)

                                                                 Three Months Ended

                                                    September 30, 1999              September 30, 1998
                                           ---------------------------    ----------------------------
Net income                                                       $227                            $244
Average Shares Outstanding                                      2,323                           2,312
Basic Earnings Per Share                                        $0.10                           $0.11
Diluted Earnings Per Share                                      $0.10                           $0.11

                                                                   Nine Months Ended
                                                   September 30, 1999              September 30, 1998
                                           ---------------------------    ----------------------------

Net income                                                       $505                            $798
Average Shares Outstanding                                      2,318                           2,321
Basic Earnings Per Share                                        $0.22                           $0.35
Diluted Earnings Per Share                                      $0.22                           $0.35

    (1) Includes the dilutive effect of 8,344 incentive stock options.